BBM Announces Offer to Acquire YM BioSciences Inc.

Wednesday November 13, 10:44 am ET -

NEW YORK, Nov. 13 /PRNewswire-FirstCall/ -- BBM Holdings (OTC Bulletin Board: BBMO - News) announced today that it has made an offer to acquire YM BioSciences Inc. (Amex - YMI) by a letter to YMI’s Chief Executive Officer, Dr. David Allan.

Under BBM’s proposal, BBM would acquire in a merger all of the outstanding shares of YMI common stock for consideration per share of $0.50 in cash plus 0.375 share of BBM common stock (aggregating for all YMI stockholders approximately 45% of the combined company’s outstanding stock after giving effect to the merger). All options from YMI will be replaced with equivalent options and the options of the YMI board members and management will be replaced with BBM options at the most recent BBM closing price prior to announcement of the final agreement on the merger.  The offer is subject to the negotiation and execution of definitive agreements, approval of the agreement by our respective boards of directors, completion of limited confirmatory due diligence, approval of the merger by your shareholders and regulatory approval. BBM anticipates funding the cash portion of this transaction through short-term debt financing with affiliates of BBM stockholders, subject to final negotiation.

The cash portion of BBM’s proposal represents a premium of 84.5% above the closing price of YMI common stock of $0.271 on November 12, 2008 (and a substantially greater premium taking into account the value of the BBM stock issued in the merger). BBM is pursuing a new acquisition strategy to create a large rollup of small biotechnology companies.

Alternatively, if YMI’s board of directors prefers not to negotiate a merger as proposed, BBM is willing to undertake a tender offer at a cash price of U.S. $0.60 per share for at least 90% of the shares of YMI Corporation, subject to confirmation by YMI that it has not entered into any agreement to sell equity securities or incur any indebtedness since the date of its most recently published financial statements, declared any cash dividends nor entered into any commercial or other agreements outside of the ordinary course of business during that period, and that it will not do so going forward.

Andrew Limpert, interim CEO of BBM stated: “We believe a combined BBM and YMI will make a powerful Biotech combination. The scientific synergies and collective management skills, with the recent addition of Dr. Hirschman to BBM, combined with the already impressive team at YMI will create significant value creation for all stake holders involved. We look forward to working with YMI and also on future acquisitions of promising pharmaceuticals.” Dr. Shalom Z. Hirschman, consultant to BBM leading its acquisition program, added "A creative approach to the clinical development of YMI's most promising chemotherapeutic agents can add great benefit to the treatment of particular neoplasms and enhance shareholder value. The science underlying YMI's products meshes very well with the technology recently acquired by BBM."

The full text of the offer letter was filed by BBM in a Form 8-K today.

About BBM Holdings:

BBM Holdings (OTC Bulletin Board: BBMO - News) has been exploring acquisition possibilities. It was formerly a telecommunications engineering and service company.

This press release contains statements that constitute “forward-looking statements” as that term is defined in the Securities Reform Act of 1995 (the “Reform Act”). Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, failure of our acquisition program, inability to obtain additional financing required to achieve our business goals, our technology becoming obsolete, changes in business conditions and the economy and other risk factors identified in the Company’s Form 10-KSB and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.

Source: BBM Holdings